Exhibit 23.2

Consent of JBPB & Co., Independent Registered Public Accounting Firm

The Board of Directors:
American Dairy, Inc
(now known as Feihe International, Inc.)

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-123932, effective April 7, 2005) of American Dairy, Inc (now known as Feihe International, Inc) of our report dated March 16, 2010, with respect to the consolidated balance sheet of American Dairy, Inc. and subsidiaries as of December 31, 2009 and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income and cash flows for the years ended December 31, 2009 and December 31, 2008, and all related financial statements schedules, which report appears in the December 31, 2010 annual report on Form 10-K/A of Feihe International, Inc.

/s/ JBPB & Co.

JBPB & Co. (formerly known as Grant Thornton)
Hong Kong
April 8, 2011